SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 1999



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code

Item 2.    Acquisition or Disposition of Assets
           ------------------------------------

On April 9, 1999, Eaton Corporation (Eaton) completed the acquisition of all of the outstanding common stock of Aeroquip-Vickers, Inc., for approximately $1.6 billion. Funds for the purchase price were primarily obtained through the issuance of commercial paper. The acquisition will be accounted for by the purchase method of accounting.

Aeroquip is a global leader in the manufacture of products that include all pressure ranges of hose, fittings, adapters, couplings and other fluid connectors, plus precision molded and extruded plastic products.

Vickers is a leading worldwide producer of hydraulic pumps, motors and cylinders; electronic and hydraulic controls;
electric motors and drives; filtration products; and fluid-evaluation products and services. The two companies had combined sales of $2.1 billion for 1998.

Item 7.    Financial Statements and Exhibits
           ---------------------------------
Included in this report are 1) audited historical financial state-ments of Aeroquip-Vickers, Inc., 2) unaudited pro forma condensed financial statements reflecting Eaton's acquisition of Aeroquip-
Vickers and 3) exhibit 23, consent of independent auditors.

1)  FINANCIAL STATEMENTS FOR YEAR ENDED DECEMBER 31, 1998 FOR
AEROQUIP-VICKERS, INC.


REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Shareholders and Board of Directors
Aeroquip-Vickers, Inc.

We have audited the accompanying statement of financial position of Aeroquip-Vickers, Inc. and subsidiaries at December 31, 1998 and 1997 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed at Item 14(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aeroquip-Vickers, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 of Notes to Financial Statements, the Company changed its method of accounting for start-up activities in 1998.

                                       /s/ ERNST & YOUNG LLP

Toledo, Ohio
January 27, 1999


STATEMENT OF INCOME
Years ended December 31, 1998, 1997 and 1996
(In thousands, except per share data)

                                               1998                  1997                  1996
                                              --------             --------              --------

Net sales                                   $2,149,474            $2,112,293            $2,032,915
Cost of products sold                        1,619,905             1,554,668             1,520,736
                                            ----------            ----------            ----------
MANUFACTURING INCOME                           529,569               557,625               512,179

Selling and general administrative
  expenses                                     271,718               263,824               260,712
Engineering, research and development
  expenses                                      71,471                72,161                74,892
Special charge                                      --                30,000                    --
                                            ----------            ----------            ----------
OPERATING INCOME                               186,380               191,640               176,575

Interest expense                               (27,013)              (27,171)              (25,813)
Other income (expense) - net                   (11,830)              (16,316)                2,659
                                            ----------            ----------            ----------

INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE       147,537               148,153               153,421
Income taxes                                    47,200                47,300                50,700
                                            ----------            ----------            ----------

INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                            100,337               100,853               102,721
Cumulative effect of accounting change,
  net of income tax benefit of $1,549           (3,283)                   --                    --
                                            ----------            ----------            ----------
NET INCOME                                  $   97,054            $  100,853            $  102,721
                                            ==========            ==========            ==========

BASIC INCOME PER SHARE
Before cumulative effect of
  accounting change                         $     3.58            $     3.60            $     3.62
Cumulative effect of accounting
  change                                          (.12)                   --                    --
                                            ----------            ----------            ----------
Basic net income per share                  $     3.46            $     3.60            $     3.62
                                            ==========            ==========            ==========

DILUTED INCOME PER SHARE
Before cumulative effect of
  accounting change                         $     3.56            $     3.51            $     3.51
Cumulative effect of accounting
  change                                          (.12)                   --                    --
                                            ----------            ----------            ----------
Diluted net income per share                $     3.44            $     3.51            $     3.51
                                            ==========            ==========            ==========

The Notes to Financial Statements are an integral part of this statement.



STATEMENT OF FINANCIAL POSITION
December 31, 1998 and 1997
(Dollars in thousands, except per share data)

                                                           1998                  1997
                                                       ------------          ------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                              $    17,310           $    18,736
Receivables                                                341,825               348,822
Inventories                                                302,236               294,767
Other current assets                                        52,146                49,323
                                                       -----------           -----------
TOTAL CURRENT ASSETS                                       713,517               711,648

Plants and properties                                    1,119,557               993,002
Less accumulated depreciation                              571,340               518,860
                                                       -----------           -----------
                                                           548,217               474,142
Other assets                                               197,067               190,806
                                                       -----------           -----------
TOTAL ASSETS                                           $ 1,458,801           $ 1,376,596
                                                       ===========           ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable                                          $   101,829           $    84,044
Accounts payable                                           113,698               111,800
Income taxes                                                27,167                30,496
Other accrued liabilities                                  197,726               212,800
Current maturities of long-term debt                         1,035                 1,857
                                                       -----------           -----------
TOTAL CURRENT LIABILITIES                                  441,455               440,997

Long-term debt                                             278,343               256,707
Postretirement benefits other than pensions                121,715               122,272
Other liabilities                                           48,469                46,421

SHAREHOLDERS' EQUITY
Common stock - par value $5 a share
  Authorized - 100,000,000 shares
  Outstanding - 27,600,520 and
  28,064,981 shares, respectively
  (after deducting 6,680,326 and
  6,215,865 shares, respectively, in treasury)             138,003               140,325
Additional paid-in capital                                  47,841                41,288
Retained earnings                                          419,178               366,676
Accumulated other comprehensive income (loss) -
 currency translation adjustments                          (36,203)              (38,090)
                                                       -----------           -----------
TOTAL SHAREHOLDERS' EQUITY                                 568,819               510,199
                                                       -----------           -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 1,458,801           $ 1,376,596
                                                       ===========           ===========

The Notes to Financial Statements are an integral part of this statement.

STATEMENT OF CASH FLOWS

Years ended December 31, 1998, 1997 and 1996
(In thousands)

                                                              1998               1997               1996
                                                          --------           --------           --------
OPERATING ACTIVITIES
Net income                                              $   97,054         $  100,853         $  102,721
Adjustments to reconcile net income
  to net cash provided by operating activities:
Cumulative effect of accounting change,
  net of income tax benefit                                  3,283                 --                 --
Special charge                                                  --             30,000                 --
Depreciation                                                70,661             66,562             68,684
Amortization                                                 8,986              6,639              4,789
Gain on sales of affiliates                                     --                 --            (17,300)
Dividends received from affiliates                              --                 --              9,932
Deferred income taxes                                          511               (467)            11,997
Changes in certain assets and liabilities,
  excluding effects from special charge,
  acquisitions and dispositions
  --Receivables                                             14,807            (31,073)           (44,783)
  --Inventories                                              4,113            (47,215)            10,656
  --Accounts payable                                        (6,806)            19,018                (75)
  --Income taxes                                            (4,654)            15,969            (15,929)
  --Other assets, payables and accruals                    (18,438)            (9,354)            (5,991)
Restructuring payments - net                                 9,370            (16,666)               810
Other                                                       (1,404)             3,418                274
                                                        ----------         ----------         ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  177,483            137,684            125,785

INVESTING ACTIVITIES
Capital expenditures                                      (142,243)          (139,811)           (90,626)
Businesses acquired                                        (30,741)                --            (42,540)
Sales of businesses and affiliates                              --             43,381             40,261
Other                                                        1,532              1,561              1,483
                                                        ----------         ----------         ----------
NET CASH USED BY INVESTING ACTIVITIES                     (171,452)           (94,869)           (91,422)

FINANCING ACTIVITIES
Cash dividends                                             (24,673)           (22,465)           (22,705)
Increase (decrease) in notes payable                        12,406             50,866             (1,444)
Long-term borrowings                                        65,000            100,000            107,145
Repayments of long-term borrowings                         (44,301)          (172,669)           (77,465)
Purchases of common stock                                  (23,166)           (21,590)           (32,213)
Stock issuance under stock plans                             7,518             20,133              3,287
Other                                                         (773)              (924)            (2,440)
                                                        ----------         ----------         ----------
NET CASH USED BY FINANCING ACTIVITIES                       (7,989)           (46,649)           (25,835)

Effect of exchange rate changes on
  cash and cash equivalents                                    532             (1,364)              (780)
                                                        ----------         ----------         ----------
INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                        (1,426)            (5,198)             7,748

Cash and cash equivalents at beginning of year              18,736             23,934             16,186
                                                        ----------         ----------         ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                $   17,310         $   18,736         $   23,934
                                                        ==========         ==========         ==========

The Notes to Financial Statements are an integral part of this statement.


STATEMENT OF SHAREHOLDERS' EQUITY
Years ended December 31, 1998, 1997 and 1996
(Dollars in thousands, except per share data)

                                                                                        Accumulated
                                                                                            Other
                                                                                        Comprehensive
                                                                                        Income (Loss) -
                                                            Additional                    Currency
                                                Common        Paid-In       Retained     Translation
                                                Stock         Capital       Earnings     Adjustments       Total
                                              ---------      ---------      --------     -----------     --------
BALANCE AT JANUARY 1, 1996                   $ 144,125      $  17,933      $ 254,484      $ (15,670)       $ 400,872
Net income                                                                   102,721                         102,721
Other comprehensive income:
 Currency translation adjustments
   during the year                                                                              841
 Reclassification of realized amounts
   to net income                                                                             (6,387)          (5,546)
                                                                                                           ---------
Total comprehensive income                                                                                    97,175
Cash dividends paid ($.80 share)                                             (22,705)                        (22,705)
Issuance of 108,990 shares, net of
  shares exchanged, under stock plans              545          2,742                                          3,287
Purchase of 1,022,100 treasury shares           (5,111)                      (27,102)                        (32,213)
                                             ---------      ---------      ---------      ---------        ---------
BALANCE AT DECEMBER 31, 1996                   139,559         20,675        307,398        (21,216)         446,416
Net income                                                                   100,853                         100,853
Other comprehensive income:
 Currency translation adjustments
   during the year                                                                          (19,144)
 Reclassification of realized amounts
   to net income                                                                              2,270          (16,874)
                                                                                                           ---------
Total comprehensive income                                                                                    83,979
Cash dividends paid ($.80 a share)                                           (22,465)                        (22,465)
Issuance of 578,054 shares, net of
  shares exchanged, under stock plans           2,891          17,242                                         20,133
Issuance of 70,950 shares upon
  conversion of long-term debt                    355           3,371                                          3,726
Purchase of 496,100 treasury shares            (2,480)                       (19,110)                        (21,590)
                                            ---------       ---------      ---------      ---------        ---------
BALANCE AT DECEMBER 31, 1997                  140,325          41,288        366,676        (38,090)         510,199
Net income                                                                    97,054                          97,054
Other comprehensive income:
 Currency translation adjustments
   during the year                                                                            2,014
 Reclassification of realized amounts
   to net income                                                                               (127)           1,887
                                                                                                           ---------
Total comprehensive income                                                                                    98,941
Cash dividends paid ($.88 a share)                                           (24,673)                        (24,673)
Issuance of 193,039 shares, net of
  shares exchanged, under stock plans             965           6,553                                          7,518
Purchase of 657,500 treasury shares            (3,287)                       (19,879)                        (23,166)
                                            ---------       ---------      ---------      ---------        ---------
BALANCE AT DECEMBER 31, 1998                $ 138,003       $  47,841      $ 419,178      $ (36,203)       $ 568,819
                                            =========       =========      =========      =========        =========

The Notes to Financial Statements are an integral part of this statement.

NOTES TO FINANCIAL STATEMENTS
December 31, 1998

(Dollars in thousands, except per share data)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. Affiliated companies in which the Company's ownership is 20% to 50% are accounted for by the equity method. All significant intercompany transactions and accounts are eliminated upon consolidation.

Use of Estimates: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and exercise judgment affecting the reported amounts in the statements of income, financial position and cash flows, including disclosures in the Notes to Financial Statements. Actual results could differ from those estimates.

Revenue Recognition: Revenue is recognized when products are shipped to customers.

Cash Equivalents: Marketable securities that are highly liquid and have original maturities of three months or less are classified as cash equivalents. The carrying amount approximates fair value.

Inventories: Inventories are stated at the lower of cost or market. Inventory costs for U.S. operations are determined principally by the last-in, first-out (LIFO) method. The remaining inventory costs are determined principally by the first-in, first-out (FIFO) method.

Plants and Properties: Plants and properties are carried at cost. Depreciation is generally computed by the straight-line method over the estimated useful lives of the respective assets. In general, depreciation is provided at annual rates of 2.5% to 3% on buildings and 8% to 12% on equipment.

Intangibles: Intangible assets are carried at cost less accumulated amortization and consist principally of goodwill. Goodwill represents the excess of cost over fair value of assets acquired, which is amortized over periods from 15 to 40 years using the straight-line method. Other intangibles include software and patents which are amortized over periods from five to 15 years using the straight-line method. The carrying amounts for goodwill and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that such carrying amounts may not be recoverable. For any long-lived assets that are determined to be impaired, a loss would be recognized for the difference between the carrying value and the fair value for assets to be held.

Life Insurance: The Company's investment in corporate-owned life insurance is recorded net of policy loans. Net life insurance expense, including interest expense of $6,300, $10,800 and $9,150 on policy loans in 1998, 1997 and 1996, respectively, is included in Other income (expense) - net in the Statement of Income.

Accounting Pronouncements: The Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards Nos. 130, "Reporting Comprehensive Income," and 131, "Disclosures about Segments of an Enterprise and Related Information," in 1997. In 1998, the FASB issued Statements Nos. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," and 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 130 requires that comprehensive income, which includes net income and other comprehensive income consisting of foreign currency

NOTES TO FINANCIAL STATEMENTS
items, minimum pension liability adjustments, and unrealized gains and losses on certain security investments, be reported as a total in the financial statements. Historically, the Company's only component of other comprehensive income has been foreign currency items. The Company adopted Statement 130 effective January 1, 1998, and reclassified financial statements for prior periods to reflect application of this Statement. Statement 131 requires that operating segment financial information be reported on a basis consistent with the Company's internal reporting that is used for evaluating segment performance and allocating resources. Statement 132 revises and standardizes disclosures about pensions and other postretirement benefit obligations and requires that information about changes in benefit obligations and fair values of plan assets be reported. Among other provisions, Statement 133 requires that all derivatives be recognized as assets or liabilities in the Statement of Financial Position and that those instruments be measured at fair value. The Company adopted Statement Nos. 131 and 132 in 1998, changing its reportable segments and providing the required disclosures for each of the statements. Prior-period segment information and pension and postretirement benefit obligation information were restated in accordance with the provisions of the statements. The adoption of Statement Nos. 130, 131 and 132 did not affect the Company's results of operations or consolidated financial position. Statement 133 will become effective for fiscal years beginning after June 15, 1999. Early application is permitted. The Company is currently evaluating the effect of the provisions of this Statement on its accounting and reporting policies, and has not determined when it will adopt the Statement. The Company does not expect that adoption of this Statement will have a material adverse effect on its consolidated financial position or results of operations.

In 1998, The American Institute of Certified Public Accountants issued Statements of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-1 requires the capitalization of certain costs incurred after the date of adoption in connection with acquiring or developing software for internal use. The Company adopted SOP 98-1 in 1998, and since the Company's previous capitalization policy was similar to the requirements of SOP 98-1, the adoption of this standard did not have a material effect on the Company's consolidated financial position or results of operations. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred and that initial application of this standard be reported as the cumulative effect of a change in accounting principle. The Company adopted SOP 98-5 in 1998, and recognized the cumulative effect of an accounting change of $4,832 ($3,283 after tax, or $.12 per share). The effect of this change in accounting was not material to income before cumulative effect of accounting change for the year ended December 31, 1998.

Stock Options: The Company follows the intrinsic value method of accounting for stock options under Accounting Principles Board Opinion No. 25. When stock options are exercised, common stock is credited for the par value of shares issued; additional paid-in capital is credited for the consideration received in excess of par value and any related income tax benefits.

Derivative Financial Instruments: The Company uses forward exchange contracts and option contracts to manage certain foreign exchange exposures. The Company enters into forward exchange contracts to hedge the effects of changes in exchange rates on certain recorded receivables and payables that are denominated in currencies other than the functional currencies of the originating locations.
Forward exchange contracts are marked to market with changes in market value recorded in income as foreign exchange gains or

NOTES TO FINANCIAL STATEMENTS
losses, offsetting the losses or gains on the underlying transactions. The Company enters into option contracts to hedge certain anticipated transactions. These option contracts are designated as hedges of certain forecasted monthly purchases and sales transactions that are denominated in currencies other than the functional currencies of the originating locations, that other-wise would expose the Company to foreign currency exchange rate risk. Gains on option contracts are included in sales and cost of products sold when realized. Premiums on option contracts are deferred and amortized to cost of products sold on a straight-line basis over the life of the contracts. Forward exchange and option contracts are entered into with major commercial banks with high credit ratings. Forward exchange and option contracts are not held for trading or speculative purposes, and the Company is not a party to any leveraged derivatives. The terms of these contracts are generally one year or less.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - INCOME PER SHARE

Following is a reconciliation of income and average shares for purposes of calculating basic and diluted income per share:

                                                             1998                1997               1996
                                                             ----                ----               ----
Basic Income per Share
---------------------------
Income before cumulative effect of
  accounting change                                      $  100,337         $  100,853         $  102,721
Cumulative effect of accounting
  change                                                     (3,283)                --                 --
                                                         ----------         ----------         ----------
Net Income                                               $   97,054         $  100,853         $  102,721
                                                         ==========         ==========         ==========
Average common shares outstanding                        28,035,748         28,049,749         28,384,089
                                                         ==========         ==========         ==========
Basic Income per Share
Before cumulative effect of
  accounting change                                      $     3.58         $     3.60         $     3.62
Cumulative effect of accounting change                         (.12)                --                 --
                                                         ----------         ----------         ----------
Basic net income per share                               $     3.46         $     3.60         $     3.62
                                                         ==========         ==========         ==========
Diluted Income per Share
-------------------------
Income before cumulative effect
  of accounting change                                   $  100,337         $  100,853           $102,721
After-tax equivalent of interest
  expense on 6% convertible debentures                           --              2,192              3,720
                                                         ----------         ----------         ----------
Income for purpose of computing diluted
  income per share before cumulative
  effect of accounting change                               100,337            103,045            106,441
Cumulative effect of accounting change                       (3,283)                --                 --
                                                         ----------         ----------         ----------
Income for purpose of computing
  diluted income per share                               $   97,054         $  103,045         $  106,441
                                                         ==========         ==========         ==========
Average common shares outstanding                        28,035,748         28,049,749         28,384,089
Dilutive stock options                                      156,979            209,927             46,019
Assumed conversion of 6%
  convertible debentures                                         --          1,109,298          1,904,762
                                                         ----------         ----------         ----------
Average common shares for purpose
  of computing diluted income per share                  28,192,727         29,368,974         30,334,870
                                                         ==========         ==========         ==========
Diluted Income per Share
Before cumulative effect of
  accounting change                                      $     3.56         $     3.51         $     3.51
Cumulative effect of accounting change                         (.12)                --                 --
                                                         ----------         ----------         ----------
Diluted net income per share                             $     3.44         $     3.51         $     3.51
                                                         ==========         ==========         ==========


Options to purchase an average of 160,600 and 771,000 shares of common stock were outstanding during 1998 and 1996, respectively, that were not included in the computation of diluted income per share because the option exercise prices were greater than the average market price of common shares and, therefore, the effect would have been anti-dilutive.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - SPECIAL CHARGE

In 1997, the Company's Aeroquip segment exited its automotive interior plastics business and recorded a special charge of $30,000 ($18,500 net, or diluted net income per share of $.63). The special charge included a provision for severance payments of $6.3 million to terminate approximately 1,500 salaried and hourly employees, principally in Germany. The special charge also included lease termination costs amounting to $6.9 million; asset disposal costs, including environmental costs, amounting to $9.6 million; litigation costs amounting to $3 million; and other costs amounting to $4.2 million. The Company sold or closed eight facilities during 1997 that had combined sales of approximately $67,000 and $132,000 in 1997 and 1996, respectively. The planned actions to which this special charge related were substantially completed during 1997, and as of December 31, 1998, all costs had been incurred.

NOTE 4 - ACQUISITIONS

During 1998, the Company's Aeroquip segment acquired two companies and its Vickers segment acquired four companies for an aggregate purchase price of $30,741, including acquisition costs. In 1996, the Company's Vickers segment acquired two companies for an aggregate purchase price of $46,116, including acquisition costs.

All of the above acquisitions were accounted for as purchases, and their operations were included in the Statement of Income from their respective acquisition dates. Had these acquisitions occurred as of the beginning of the respective years, the pro forma results of operations giving effect to the acquisitions would not be materially different from the net sales, net income and net income per share presented in the Statement of Income.

NOTE 5 - GAIN ON SALE OF UNCONSOLIDATED AFFILIATES

In 1996, the Company sold its 35% interest in Yokohama Aeroquip
K.K. and its 49% interest in Aeroquip Mexicana S.A. The two transactions resulted in a net combined pretax gain of $17,300
($5,000 net, or diluted net income per share of $.16). The combined p retax gain included a net translation gain of $6,387 previously deferred in accumulated other comprehensive income.

NOTE 6 - INVENTORIES

Inventory costs determined by the LIFO method accounted for approximately 58% and 61% of total inventories at December 31, 1998 and 1997, respectively. If all inventories valued by the LIFO method had been valued at current costs, these inventories would have been approximately $27,591 and $27,884 higher than reported at December 31, 1998 and 1997, respectively.

NOTE 7 - DEBT

                                                             1998           1997
                                                            ------         ------
7.875% senior debentures, due June 1, 2026                $100,000        $100,000
Medium term notes - interest rates from 6.40%
  to 7.58% - due at various dates from 2002 to 2018        165,000         100,000
9.55% senior sinking fund debentures                          --            42,000
Industrial revenue bonds - interest rates from
  5.8% to 7.625% - due at various dates to 2013              7,264           7,300
Other                                                        7,114           9,264
                                                          --------        --------
                                                           279,378         258,564
Less current maturities                                      1,035           1,857
                                                          --------        --------
                                                          $278,343        $256,707
                                                          ========        ========

NOTES TO FINANCIAL STATEMENTS

In December 1997, the Company called its 9.55% senior sinking fund debentures for redemption on February 3, 1998. The debentures were due to mature in February 2018. Proceeds from additional borrowings under the Company's Medium Term Note program were used to redeem the debentures. The loss from redemption of the debentures amounting to approximately $2,500 was recorded in Other income (expense) - net in 1998. In June 1997, the Company called its 6% convertible subordinated debentures for redemption and recorded a loss of $1,487 in Other income (expense) - net. The debentures, which were due to mature in October 2002, were convertible into common shares of the Company at a conversion price of $52.50 per share. Prior to the redemption date, debentures in the amount of $3,726 were converted into 70,950 shares of common stock.

In 1997, the Company established a Medium Term Note program. The remaining borrowing capacity at December 31, 1998, under provisions of a shelf registration statement designated for the Medium Term
Note program was $185,000.

Under terms of a revolving credit agreement, expiring August 31, 2001, with a consortium of U.S. and non-U.S. banks, the Company can borrow up to $175,000. Borrowings under the credit agreement bear interest at rates agreed to by the Company and lenders. The agreement is maintained to support the Company's commercial paper borrowings and, to the extent not so utilized, to provide domestic borrowings. The remaining borrowing capacity under this agreement at December 31, 1998, was $120,000. Covenants of the revolving credit agreement and certain other debt instruments require the Company to maintain certain financial ratios, including a limitation that the Company's debt-to-capitalization ratio (exclusive of the effects of the change in accounting for postretirement benefit obligations) not exceed a specified amount. At December 31, 1998, retained earnings of $255,000 were available for the payment of cash dividends and purchase of common stock.

Maturities of long-term debt in 1999 and in the four succeeding years are $1,035, $355, $271, $25,188 and $97. Interest paid on short- and long-term debt during 1998, 1997 and 1996 amounted to $28,446, $27,664 and $27,392, respectively. The weighted-average interest rate of outstanding notes payable at December 31, 1998 and 1997, was 6.4% and 6.5%, respectively.

NOTE 8 - CONTINGENCIES

The Company or certain of its subsidiaries have been named parties to various lawsuits, claims and proceedings, including being named potentially responsible parties (PRP) for site investigation and cleanup costs under the Comprehensive Environmental Response, Compensation, and Liability Act (Superfund) or similar regulations with respect to certain sites, as well as other product liability, tort and contract claims and lawsuits which have arisen in the ordinary course of the Company's business. While the ultimate outcome of the various lawsuits, claims and proceedings, including PRP designations and other environmental matters, cannot now be predicted, the Company believes that any costs in excess of amounts provided, or covered by insurance as it relates to litigation, arising out of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.



NOTES TO FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES

The components of income before income taxes and cumulative effect of accounting change consist of the following:

                                                      1998                  1997                  1996
                                                     ------                ------                ------
U.S.                                                $ 64,772              $ 84,300              $ 73,644
Non-U.S.                                              82,765                63,853                79,777
                                                    --------              --------              --------
                                                    $147,537              $148,153              $153,421
                                                    ========              ========              ========

Income tax expense consists of the following:

                                                     1998                  1997                  1996
                                                    ------                ------                ------
Current:
  U.S. federal                                      $ 20,101              $ 23,231              $ 21,920
  State and local                                      2,279                 2,070                 2,676
  Non-U.S.                                            24,309                22,466                14,107
                                                    --------              --------              --------
                                                      46,689                47,767                38,703

Deferred:
  U.S. federal                                           952                  (136)                4,356
  Non-U.S.                                              (441)                 (331)                7,641
                                                    --------              --------              --------
                                                         511                  (467)               11,997
                                                    --------              --------              --------
                                                    $ 47,200              $ 47,300              $ 50,700
                                                    ========              ========              ========

Reconciliation of the statutory U.S. federal income tax rate to the effective income tax rate before cumulative effect of accounting change follows:

                                                       1998                 1997                 1996
                                                      ------                ------               -----
Statutory U.S. federal income tax rate                35.0%                 35.0%               35.0%
Increase (decrease) resulting from:
State and local taxes, net of U.S. federal
  tax benefit                                           .9                    .9                 1.1
Basis differences on affiliates sold                    --                    --                 4.1
Research and development credit                       (2.9)                 (1.9)               (2.6)
Taxes in excess of (less than) the U.S. tax
  rate on non-U.S. earnings, including
  utilization of net operating loss carryforwards     (1.0)                  1.0                (3.2)
Other                                                   --                  (3.1)               (1.4)
                                                      ----                  ----               -----
Effective income tax rate                             32.0%                 31.9%               33.0%
                                                      ====                  ====               =====

NOTES TO FINANCIAL STATEMENTS

The effects of temporary differences and loss carryforwards giving rise to deferred tax assets and liabilities are as follows:


                                                         1998                      1997
                                                       ------                    ------
Gross Deferred Tax Assets:
Postretirement benefits other than pensions           $  42,729                 $  42,704
Tax credits and loss carryforwards                       14,943                     8,668
Employee benefit accruals                                15,088                    14,289
Other                                                    14,728                     9,617
                                                      ---------                 ---------
                                                         87,488                    75,278

Gross Deferred Tax Liabilities:
Depreciation                                            (38,067)                  (33,241)
Other                                                    (8,741)                   (7,980)
                                                      ---------                 ---------
                                                        (46,808)                  (41,221)
Valuation allowances                                    (12,969)                   (6,816)
                                                      ---------                 ---------
Net deferred tax assets                               $  27,711                 $  27,241
                                                      =========                 =========

The components of net deferred tax assets are recorded in the Statement of Financial Position as follows:

                                                         1998                      1997
                                                        ------                    ------
Current assets                                         $  10,066                 $   3,679
Non-current assets                                        27,711                    30,958
Non-current liabilities                                  (10,066)                   (7,396)
                                                       ---------                 ---------
                                                       $  27,711                 $  27,241
                                                       =========                 =========



Valuation allowances increased $6,153 in 1998 and decreased $5,773 and $3,364 in 1997 and 1996, respectively.

At December 31, 1998, the Company had net non-U.S. operating loss and foreign tax credit carryforwards of $20,700 and $8,200, respectively, for income tax purposes. Loss carryforwards of approximately $13,800 have no expiration dates. The remaining net operating loss and foreign tax credit carryforwards expire in years through 2008. Income tax expense for the years 1998, 1997 and 1996 was reduced by $1,190, $1,770 and $3,730, respectively, due to utilization of operating loss carryforwards. Non-U.S. operating loss carryforwards in the amount of $4,900 and $5,600 expired in 1998 and 1997, respectively, resulting in the loss of future tax benefits and a reduction in valuation allowances in the amount of $1,800 and $2,100, respectively. The Company does not provide deferred income taxes on undistributed earnings of certain of its non-U.S. subsidiaries which have been reinvested indefinitely. Undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes have not been provided approximated $150,300 at December 31, 1998. Should these earnings be remitted, certain countries would impose withholding taxes that would be available for use as credits against any U.S. federal income tax liability, subject to certain limitations. It is not practical to estimate the amount of tax that would be payable should the Company remit these earnings.

Income taxes paid during 1998, 1997 and 1996 amounted to $51,343, $31,798 and $54,633, respectively.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - LEASES

The Company and its subsidiaries lease a variety of real property and equipment. Rent expense under operating leases amounted to approximately $22,554, $20,457 and $18,863 for 1998, 1997 and
1996, respectively. Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1998, are as follows:


         1999                                        $ 19,499
         2000                                          14,752
         2001                                          12,232
         2002                                           7,758
         2003                                           6,893
         Thereafter                                    11,526
                                                     --------
                                                     $ 72,660
                                                     ========

NOTE 11 - FINANCIAL INSTRUMENTS

Fair value for long-term debt, including current maturities, at December 31, 1998 and 1997, was $292,000 and $269,000, respectively.
Fair value for notes payable at December 31, 1998 and 1997, approximated the carrying amounts at those dates.

At December 31, 1998, the Company had forward exchange contracts outstanding with notional amounts equivalent to $14,300. The carrying amount of these outstanding forward exchange contracts was $121. Fair value was approximately equal to the carrying amount. These forward exchange contracts will mature at various dates through April 1999. At December 31, 1997, the Company had forward exchange contracts outstanding with notional amounts equivalent to $12,800. The carrying amount of these outstanding forward exchange contracts was $227. Fair value was approximately equal to the carrying amount. These forward exchange contracts matured at various dates through April 1998.

At December 31, 1998, the Company held option contracts maturing at various dates through November 1999, with notional amounts equivalent to $28,000. Fair value of these option contracts was approximately $204. At December 31, 1997, the Company held option contracts maturing at various dates through December 1998, with notional amounts equivalent to $61,600. Fair value of these option contracts was approximately $600.

NOTE 12 - BENEFIT PLANS

The Company sponsors trusteed defined-contribution pension plans as its primary source of retirement benefits for U.S. and certain non-U.S. employees. In addition, the Company sponsors trusteed defined-benefit pension plans that cover a limited number of U.S. employees. The Company also provides access to postretirement benefits under life insurance and health care plans for most retired U.S. employees. Various pension plans are also in effect for subsidiaries operating outside the U.S., including trusteed or insured, government-sponsored and unfunded plans.

NOTES TO FINANCIAL STATEMENTS

Following is a reconciliation of the changes in benefit obligations and fair values of plan assets for defined-benefit pension and postretirement benefit plans for the two-year period ended
December 31, 1998, and a summary of funded status as of December 31, 1998 and 1997.



                                                        Pension                    Postretirement
                                                         Plans                          Plans
                                                    ----------------               ----------------
                                                  1998           1997           1998            1997
                                                  ----           ----           ----            ----
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligations at beginning
 of year                                        $ 160,600      $ 157,800      $ 102,600       $ 111,100
Service cost                                        2,400          2,200          1,700           1,700
Interest cost                                      11,500         11,300          7,400           8,100
Participant contributions                             300            200            100             200
Plan amendments                                       300          1,600             --              --
Actuarial (gains) losses                           16,000          1,700           (600)        (10,700)
Benefit payments                                  (10,000)        (9,500)        (8,100)         (7,800)
Settlements                                        (2,800)            --             --              --
Exchange rate changes                               1,700         (4,700)            --              --
                                                ---------      ---------      ---------       ---------
Benefit obligations at end of year              $ 180,000      $ 160,600      $ 103,100       $ 102,600
                                                =========      =========      =========       =========
CHANGE IN PLAN ASSETS
Fair value of plan assets at
 beginning of year                              $ 181,400      $ 154,200      $      --       $      --
Actual return on plan assets                       19,400         38,200             --              --
Employer contributions                              1,000            900          8,000           7,600
Participant contributions                             300            200            100             200
Benefit payments                                  (10,000)        (9,500)        (8,100)         (7,800)
Settlements                                        (1,700)            --             --              --
Exchange rate changes                               1,000         (2,600)            --              --
                                                ---------      ---------      ---------       ---------
Fair value of plan assets at end of year        $ 191,400      $ 181,400      $      --       $      --
                                                =========      =========      =========       =========
FUNDED STATUS
Funded status at end of year                    $  11,400      $  20,800      $(103,100)      $(102,600)
Unrecognized gains                                (19,500)       (33,700)        (9,815)         (9,172)
Unrecognized transition obligations                (1,500)           400             --              --
Unrecognized prior service cost (credit)            4,800          6,200         (8,800)        (10,500)
                                                ---------      ---------      ---------       ---------
Accrued benefit cost                            $  (4,800)     $  (6,300)     $(121,715)      $(122,272)
                                                =========      =========      =========       =========
AMOUNTS RECORDED IN THE STATEMENT
OF FINANCIAL POSITION CONSIST OF:
Prepaid benefit cost                            $  24,400      $  15,500      $      --       $      --
Accrued benefit cost                              (29,200)       (21,800)      (121,715)       (122,272)
                                                ---------      ---------      ---------       ---------
Net amount recorded                             $  (4,800)     $  (6,300)     $(121,715)      $(122,272)
                                                =========      =========      =========       =========

NOTES TO FINANCIAL STATEMENTS

The aggregate accumulated benefit obligations and fair value of pension plan assets at the end of each year for plans that have an accumulated benefit obligation in excess of plan assets were as follows:

                                        1998                            1997
                                       ------                          ------
Projected benefit obligations          $39,593                        $35,039
Accumulated benefit obligations         37,456                         33,358
Plan assets                             15,570                         14,228


Components of net periodic benefit cost for the defined-benefit pension and postretirement benefit plans, total contributions charged to pension expense for the defined-contribution plans, and pension expense for other non-U.S. pension plans are summarized below:

                                                       Pension Plans                      Postretirement Plans

                                             ------------------------------          ------------------------------
                                             1998         1997         1996          1998         1997         1996
                                             ----         ----         ----          ----         ----         ----
COMPONENTS OF NET PERIODIC
BENEFIT COST
Service cost                             $  2,400      $  2,200      $  2,400      $  1,700      $  1,700      $  1,700
Interest cost                              11,500        11,300        11,300         7,400         8,100         8,200
Expected return on plan assets            (14,800)      (13,700)      (13,000)         --            --            --
Amortization of (gains) losses               (600)         (200)         (200)         --            --            --
Amortization of transition
 obligation                                   200           200           300          --            --            --
Amortization of prior service
 cost                                         700           500           400        (1,600)       (1,700)       (1,700)
                                         --------      --------      --------      --------      --------      --------
Net periodic benefit cost (income)
 of defined benefit plans                    (600)          300         1,200         7,500         8,100         8,200
Defined contribution plans                 38,700        42,000        37,000          --            --            --
Other non-U.S. pension plans                1,100         1,000         1,200          --            --            --
                                         --------      --------      --------      --------      --------      --------
Totals                                   $ 39,200      $ 43,300      $ 39,400      $  7,500      $  8,100      $  8,200
                                         ========      ========      ========      ========      ========      ========

The Company's health care plans are contributory. In general, most participants meeting eligibility requirements and retiring after January 1, 1995, share in the cost of postretirement health care benefits by paying, in the form of a premium, the excess, if any, of the average of the Company's annual per-capita claims cost in the previous year over the amount of the Company's contribution as stated in the plans.

Following are the weighted-average assumptions used in determining the Company's benefit obligations and net periodic benefit cost.
The measurement date for these plans was principally September 30.


NOTES TO FINANCIAL STATEMENTS

NOTE 12 - BENEFIT PLANS (Continued)

                                           Pension Benefits             Postretirement Benefits
                                     ------------------------------    -------------------------
                                     1998         1997         1996    1998        1997     1996
                                     ----         ----         ----    ----        ----     ----
Discount rate:
 U.S.                                7.0%         7.5%         7.5%    7.0%        7.5%     7.5%
 Non-U.S.                            6.4          7.2          7.5
Expected return on plan assets       9.5         10.0         10.0
Rate of compensation increase        4.0          4.0          4.0
Projected health care cost
 trend rates:
   Under age 65                                                        7.95        8.6      9.1
   Over age 65                                                         5.95        6.4      6.7
   Ultimate                                                            5.0         5.25     5.25
Year ultimate health care cost
  trend rate is achieved                                               2008        2008     2008

The projected health care cost trend rates listed above for under and over age 65 participants represent assumed increases in per capita cost of covered health care benefits for 1999, 1998 and 1997, respectively. For future years, the rates are assumed to decrease gradually and remain at the ultimate trend rate thereafter. Because the amount of the Company's annual contribution to retiree health care costs is limited, changes to the assumed health care cost trend rates do not have a significant effect on the amounts reported for the health care plans. Following are the effects of a one-percentage-point change in the assumed health care cost trend rates.



                                                 One-Percentage-    One-Percentage-
                                                 Point Increase     Point Decrease
                                                ----------------    ---------------
Effect on total 1998 service and
 interest cost components of net periodic
 post-retirement health care benefit cost       $   331               $   (308)

Effect on the health care component of
 the accumulated postretirement benefit
 obligation as of September 30, 1998              4,430                 (4,121)

NOTE 13 - CAPITAL STOCK AND EMPLOYEE STOCK OPTIONS

The Company has rights outstanding as set forth in a Rights Agreement, whereby holders of common stock have one right for each share of common stock outstanding. When exercisable, each right entitles its holder to buy one one-hundredth of a new preferred share for $150. The Company has 4,000,000 shares of serial preferred stock authorized, of which no shares were outstanding at December 31, 1998 or 1997. In the absence of further Board of Directors action, the rights generally will become exercisable and allow the holder to acquire the Company's common stock at a discounted price if a person or group acquires 20% or more of the outstanding shares of the Company's common stock.

Rights held by persons who exceed the 20% threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price. The Agreement also includes an exchange option that, in general, after the rights become exercisable, allows the Board of Directors to, at its option, effect an exchange of part or all of the rights, other than rights that have become void, for shares of the Company's common stock. Under this option, the Company would issue one share of its common stock for each right, subject to adjustment in certain

NOTES TO FINANCIAL STATEMENTS
circumstances. The Company may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on February 7, 2009, unless earlier redeemed, exchanged or amended by the Board of Directors.

In 1998, the Company's shareholders approved the 1998 Stock Incentive Plan (the Plan) which permits the issuance of stock options, stock appreciation rights (SARs), performance awards and restricted stock awards to selected salaried employees as approved by the Organization and Compensation Committee of the Board of Directors. The number of shares of common stock that may be issued or transferred under the Plan may not exceed 1,772,299 shares (1,700,000 shares as designated in the Plan, plus 72,299 remaining shares available for grant under terms of the prior plan).

Among other considerations, options may be granted to selected employees to purchase common stock at prices not less than 100% of the fair market value on the date of grant. Options expire 10 years after date of grant. Options granted under the Plan become exercisable ratably over a three-year period commencing one year following date of grant. Options that expire, terminate or are canceled without exercise are available for the grant of new awards.

Performance awards may be granted to selected employees to receive future payments contingent on continuous service with the Company and achievement of pre-established goals. In January 1998 and 1997, 16,925 and 44,314 shares of common stock, respectively, were distributed to participants as performance awards under provisions of a plan that was discontinued in 1998. At December 31, 1998, there were no outstanding SARs, performance awards or restricted s tock awards.

Also in 1998, the Company's shareholders approved the Non-Employee Directors' Stock Award Plan (Directors' Plan). The Directors' Plan provides, among other considerations, that upon election or re-election to the Board, each eligible director will receive a stock option covering 1,200 common shares and a stock award covering 200 common shares. Stock options are granted to purchase common stock at the fair market value of the Company's common stock on the date of grant. Stock options are exercisable ratably over a three-year period commencing one year following date of grant and expire 10 years after date of grant. Stock awards vest and become payable on the first anniversary following date of grant.

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25 and related interpretations. As a result, no compensation expense for stock options has been recognized in the financial statements because such options were granted at market value at date of grant. However, pro forma information regarding net income and net income per share is required by Statement of Financial Accounting Standards No. 123, and has been determined for disclosure purposes as if the Company had accounted for stock options under the fair value method as prescribed by that Statement. The fair values of the Company's stock options were estimated as of the dates of grant using the Black-Scholes option pricing model with the following assumptions:

                                                    1998             1997              1996
                                                   ------          -------           -------
Risk-free interest rates                             5.49%            5.8%             6.52%
Expected dividend yields                              1.7%            1.9%              2.3%
Expected stock price volatility                      .330            .323              .319
Weighted-average expected option life             5 years         5 years           6 years

NOTES TO FINANCIAL STATEMENTS

For purposes of pro forma disclosures, the estimated fair values of stock options are amortized to expense over the options' vesting periods. The estimated fair value per share of options granted during 1998, 1997 and 1996 was $16.86, $13.43 and $11.36, respectively.
Pro forma income and income per share before cumulative effect of accounting change are as follows:

                                                                  1998         1997        1996
                                                                 -------      -------     -------
Income before cumulative
effect of accounting change                      As reported    $100,337      $100,853    $102,721
                                                 Pro forma        98,248        99,505     101,293
Diluted income per share before
cumulative effect of accounting
change                                           As reported        3.56          3.51        3.51
                                                 Pro forma          3.48          3.46        3.46

Options outstanding at December 31, 1998, with a range of exercise prices from $22.50 to $33.75 had a weighted-average remaining contractual life of approximately 6.4 years and options with a range of exercise prices from $42.13 to $60.31 had a weighted-average remaining contractual life of approximately nine years.

At December 31, 1998, the Company had 2,787,331 shares of common stock reserved for issuance in connection with stock options.


The following table summarizes employee stock option activity:

                                                     1998                       1997                    1996
                                           ------------------------     ---------------------   ----------------------
                                                           Weighted-                Weighted-                Weighted-
                                                            Average                 Average                   Average
                                             Option         Exercise      Option    Exercise      Option      Exercise
                                             Shares           Price       Shares    Price         Shares        Price
                                           ------------------------     ---------------------   ----------------------

Outstanding at January 1                    1,129,911      $  35.44   1,405,950      $  31.30   1,164,980      $ 30.67
Granted                                       353,500         51.73     342,000         42.13     349,000        33.02
Exercised                                    (195,713)        32.57    (592,041)        29.52     (86,030)       29.18
Forfeited                                     (80,158)        42.24     (16,998)        34.77      (4,500)       33.58
Canceled                                      (11,335)        30.96      (9,000)        33.44     (17,500)       33.52
Outstanding at December 31                  1,196,205         40.30   1,129,911         35.44   1,405,950        31.30
Exercisable at December 31                    587,190         34.31     587,754         32.38   1,059,950        30.74
Available for future awards
  at December 31                            1,491,126                    58,133                   391,060

In addition to the above, 9,800 options and stock awards were granted to directors in 1998 under the Directors' Plan at a weighted-average exercise price of $60.31. All options granted were outstanding at December 31, 1998, and none were exercisable at that date. 90,200 options are available for future awards at December 31, 1998.

NOTES TO FINANCIAL STATEMENTS

NOTE 14 - BUSINESS SEGMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About
Segments of an Enterprise and Related Information," which was adopted in 1998. Statement 131 requires that segment financial information be reported on a basis consistent with the Company's internal reporting used for evaluating segment performance and allocating resources. Accordingly, in 1998, the Company changed its business segments, which were previously based on markets served, from Industrial, Automotive and Aerospace to Aeroquip and Vickers. These segments reflect the way the Company is organized and managed and how performance is measured. The Company evaluates performance and allocates resources based on operating income before allocation of corporate costs. Corporate costs represent the total of corporate headquarters costs. Although Aeroquip and Vickers serve many of the same customers and markets, they are managed separately because of significantly different product technologies and manufacturing processes and the differing dynamics required to serve their customers. Amounts for prior years have been restated to conform to the current year presentation.

The Aeroquip segment designs, manufactures and distributes fluid connectors and plastic products. Fluid connectors include all pressure ranges of hose and hose assemblies; fittings, adapters, couplings and swivels; automotive air conditioning, power steering, and oil and transmission cooler components and assemblies; tube fittings and assemblies; refrigeration/air conditioning connectors; clamps and V-band couplings; fuel-handling products; noise-reduction products; chemical containment products; and electronic fluid system products. Aeroquip plastic products include molded, extruded and co-extruded plastic products. The Aeroquip segment serves original equipment and aftermarket customers in industrial markets located principally in the U.S., Europe, Asia-Pacific and Brazil; original equipment and aftermarket customers in aerospace and defense markets located principally in the U.S. and Europe; and automobile, light truck, sport utility and van manufacturers in automotive markets located principally in the U.S. and Europe.

The Vickers segment designs, manufactures and distributes power and motion control products. Vickers products include hydraulic, electrohydraulic, pneumatic and electronic control devices; piston and vane pumps and motors; open architecture machine controls; hydraulic and pneumatic cylinders; hydraulic power packages;
electric motors and drives; fuel pumps; electric motorpumps and generator packages; electrohydraulic and electromechanical actuators; sensors and monitoring devices; hydraulic and lubrication filtration; and fluid-evaluation products and services. The Vickers segment serves original equipment and aftermarket customers in industrial markets located principally in the U.S., Europe, Asia-Pacific and Brazil, and original equipment and aftermarket customers in aerospace and defense markets located principally in the U.S. and Europe.

The accounting policies for the reportable segments are the same as those described in Note 1 - Significant Accounting Policies.
Intersegment sales are not significant.

NOTES TO FINANCIAL STATEMENTS

The following information relates to business segments:



                                                                                     Reconciling
                                                                                      Amounts-
                                                                                     Corporate
                                                                                         and
                                                                                    Eliminations
                                                   Aeroquip        Vickers               Net            Totals
                                                  ----------      ---------    --------------------  ----------
1998
-----
Net sales                                       $1,071,608         $1,077,866      $       --        $2,149,474
Depreciation and amortization                       35,284             42,017           2,346            79,647
Segment income                                     124,295             90,407              --           214,702 (A)
Investments in unconsolidated affiliates             1,585                 --              --             1,585
Segment assets                                     581,553            795,070          82,178         1,458,801
Capital expenditures                                73,554             64,833           3,856           142,243
Expenditures for businesses acquired                11,762             18,979              --            30,741
                                                ==========         ==========      ==========        ==========

1997
-----
Net sales                                       $1,065,188         $1,047,105      $       --        $2,112,293
Depreciation and amortization                       35,139             35,625           2,437            73,201
Segment income                                      89,458            132,599              --           222,057 (A)
Investments in unconsolidated affiliates               945                637              --             1,582
Segment assets                                     535,701            771,650          69,245         1,376,596
Capital expenditures                                66,195             70,315           3,301           139,811
                                                ==========         ==========      ==========        ==========

1996
-----
Net sales                                       $1,099,914         $  933,001      $       --        $2,032,915
Depreciation and amortization                       39,314             31,499           2,660            73,473
Segment income                                      96,184            110,571              --           206,755 (A)
Investments in unconsolidated affiliates             1,041              1,152              --             2,193
Segment assets                                     570,300            667,381          51,806         1,289,487
Capital expenditures                                50,893             38,356           1,377            90,626
Expenditures for businesses acquired                    --             42,540              --            42,540
                                                ==========         ==========      ==========        ==========

Note A - See following reconcilement of total segment income to income before income taxes and cumulative effect of accounting change.

                             Page 24

NOTES TO FINANCIAL STATEMENTS

NOTE 14 - BUSINESS SEGMENTS (Continued)

Following is a reconciliation of total segment income to income before income taxes and cumulative effect of accounting change:



                                                           1998                 1997                1996
                                                           ----                 ----                ----
Segment income                                        $  214,702           $  222,057         $  206,755
Less unallocated corporate costs                          28,322               30,417             30,180
                                                      ----------           ----------         ----------
Consolidated operating income                            186,380              191,640            176,575
Interest expense                                         (27,013)             (27,171)           (25,813)
Other income (expense) - net                             (11,830)             (16,316)             2,659
                                                      ----------           ----------         ----------
Income before income taxes and cumulative
effect of accounting change                           $  147,537           $  148,153         $  153,421
                                                      ==========           ==========         ==========

Following are net sales by product groupings:
Power and Motion Control                              $1,077,866           $1,047,105         $  933,001
Fluid Connectors                                         929,022              858,769            824,388
Plastics                                                 142,586              206,419            275,526
                                                      ----------           ----------         ----------
                                                      $2,149,474           $2,112,293         $2,032,915
                                                      ==========           ==========         ==========

NOTES TO FINANCIAL STATEMENTS

Following are net sales to external customers and plants and properties by geographic area. Net sales are reported based on the geographic location from which the sales originated. Amounts reported for plants and properties are based on the country where located.


                                                          Plants and
                                Net Sales                 Properties
                                ---------                 ----------
1998
-----
United States                   $1,394,277                $  410,699
Europe
 United Kingdom                    271,660                    60,768
 Germany                           226,786                    36,040
 Other Europe                      140,257                    17,977
                                ----------                ----------
 Total Europe                      638,703                   114,785
Other                              116,494                    22,733
                                ----------                ----------
Totals                          $2,149,474                $  548,217
                                ==========                ==========
1997
-----
United States                   $1,356,334                $  362,776
Europe
 United Kingdom                    245,965                    52,653
 Germany                           252,627                    26,859
 Other Europe                      125,548                    12,693
                                ----------                ----------
 Total Europe                      624,140                    92,205
Other                              131,819                    19,161
                                ----------                ----------
Totals                          $2,112,293                $  474,142
                                ==========                ==========

1996
-----
United States                   $1,291,875                $  330,368
Europe
 United Kingdom                    238,590                    47,754
 Germany                           270,254                    33,063
 Other Europe                      117,567                    10,361
                                ----------                ----------
 Total Europe                      626,411                    91,178
Other                              114,629                    15,937
                                ----------                ----------
Totals                          $2,032,915                $  437,483
                                ==========                ==========

NOTES TO FINANCIAL STATEMENTS

NOTE 15 - OTHER INFORMATION

                                                                    1998             1997
                                                                 ----------      ----------
RECEIVABLES
Receivables                                                       $ 356,664       $ 363,523
Less allowance for doubtful accounts                                 14,839          14,701
                                                                  ---------       ---------
                                                                  $ 341,825       $ 348,822
INVENTORIES                                                       =========       =========
In-process and finished products                                  $ 231,842       $ 239,800
Raw materials and manufacturing supplies                             70,394          54,967
                                                                  ---------       ---------
                                                                  $ 302,236       $ 294,767
                                                                  =========       =========
OTHER CURRENT ASSETS
Deferred income taxes                                             $  10,066       $   3,679
Prepaid expenses and other current assets                            42,080          45,644
                                                                  ---------       ---------
                                                                  $  52,146       $  49,323
                                                                  =========       =========
PLANTS AND PROPERTIES - AT COST
Land and improvements                                             $  22,634       $  21,458
Buildings                                                           223,405         198,882
Machinery and equipment                                             801,692         694,572
Construction in progress                                             71,826          78,090
                                                                  ---------       ---------
                                                                 $1,119,557       $ 993,002
                                                                  =========       =========
OTHER ASSETS
Goodwill, net of accumulated amortization of $17,045
 and $13,077 in 1998 and 1997, respectively                       $ 124,890       $ 111,905
Deferred income taxes                                                27,711          30,958
Receivables, deposits and other assets                               44,466          47,943
                                                                  ---------       ---------
                                                                  $ 197,067       $ 190,806
                                                                  =========       =========

NOTES PAYABLE
Commercial paper                                                  $  55,096       $  36,177
Short-term notes payable to banks                                    46,733          47,867
                                                                  ---------       ---------
                                                                  $ 101,829       $  84,044
                                                                  =========       =========



OTHER ACCRUED LIABILITIES
Employees' compensation and amounts
  withheld therefrom                                             $ 106,502        $ 117,107
Taxes, other than income taxes                                       7,309           10,177
Other accrued liabilities                                           83,915           85,516
                                                                 ---------        ---------
                                                                 $ 197,726        $ 212,800
                                                                 =========        =========

NOTES TO FINANCIAL STATEMENTS

NOTE 16 - SUBSEQUENT EVENT (Unaudited)

On February 1, 1999, Eaton Corporation and Aeroquip-Vickers, Inc. announced that the companies had entered into an "Agreement and Plan of Merger" whereby Eaton Corporation would acquire all of the outstanding shares of Aeroquip-Vickers, Inc. for $58 per share in cash. The Boards of Directors of both companies have approved the transaction, which is subject to normal closing conditions and the approval of Aeroquip-Vickers shareholders. The transaction is expected to be completed in April 1999.

QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997.



                                                                               1998
                                             -----------------------------------------------------------------------
                                                                 Three Months Ended

                                            -----------------------------------------------------------    Year Ended
                                             Mar 31            Jun 30           Sep 30           Dec 31      Dec 31
                                            -------           -------          -------          -------    ----------
                                           (In thousands, except per share data)

Net sales                                 $ 547,055         $ 574,314        $ 508,974         $ 519,131    $2,149,474
Manufacturing income                        144,232           151,575          123,821           109,941       529,569
Income before cumulative
  effect of accounting change                31,173            37,841           23,931             7,392       100,337
Cumulative effect of
  accounting change                          (3,283)               --               --                --        (3,283)
Net income                                   27,890            37,841           23,931             7,392        97,054
Basic income per share
  before cumulative effect
  of accounting change                         1.11              1.34              .85               .27          3.58
Cumulative effect of
  accounting change                            (.12)               --               --                --          (.12)
Basic net income per share                      .99              1.34              .85               .27          3.46

Diluted income per share
  before cumulative effect of
  accounting change                            1.10              1.33              .85               .27          3.56
Cumulative effect of
  accounting change                            (.12)               --               --                --          (.12)
Diluted net income per share                    .98              1.33              .85               .27          3.44
Average shares outstanding
 Basic                                       28,119            28,199           28,166            27,669        28,036
 Diluted                                     28,336            28,454           28,302            27,674        28,193


                                                                  1997
                                   -------------------------------------------------------------------
                                                         Three Months Ended

                                   -------------------------------------------------------   Year Ended
                                    Mar 31            Jun 30           Sep 30       Dec 31     Dec 31
                                   -------           -------          -------      -------   ----------
                                 (In thousands, except per share data)

Net sales                       $  538,426        $  556,278       $  494,777   $  522,812     $2,112,293
Manufacturing income               132,475           147,037          134,406      143,707        557,625
Net income                           5,694            33,630           30,104       31,425        100,853
Net income per share
 Basic                                 .20              1.20             1.07         1.12           3.60
 Diluted                               .20              1.15             1.05         1.11           3.51
Average shares outstanding

 Basic                              27,974            27,948           28,153       28,150         28,050
 Diluted                            28,116            30,020           29,036       28,372         29,369


(a)  The 1998 fourth quarter includes non-recurring charges
     (principally incurred severance costs) of $5 million, $3.1 million net (diluted net income per share of $.11).

(b) In 1997, the Company redeemed its outstanding 6% convertible debentures, which were common stock equivalents. For purposes of computing diluted net income per share in 1997, the assumed conversion of the convertible debentures was included in average shares outstanding as follows: 1,904,762 shares in the 1997 second quarter, 627,667 shares in the 1997 third quarter and 1,109,298 shares for the year.

(c) The 1997 first quarter included a special charge of $30 million, $18.5 million net (diluted net income per share of $.66 [$.63 for the year]) to exit Aeroquip's automotive interior plastics business.

(d) In the 1997 third quarter, the annual effective income tax rate was reduced. The cumulative year-to-date adjustment increased third-quarter net income by $1.3 million (diluted net income per share of $.05).

(e) The 1997 fourth quarter included income amounting to $4.3 million, $2.6 million net (diluted net income per share of $.09) from recovery of previously incurred development and pre-production costs with a Vickers aerospace customer arising from the termination of a component design and production supply contract, reduced by a charge of $2.6 million, $1.6 million net (diluted net income per share of $.05) to recognize a product liability claim from an Aeroquip industrial customer for a unique product that is no longer manufactured.

                          Item 14(a)(2)
         Schedule II - Valuation and Qualifying Accounts
                       Aeroquip-Vickers, Inc.

[CAPTION]

-----------------------------------------------------------------------------------------------------------------------------
              COL. A                    COL. B                    COL. C                        COL. D        COL. E
----------------------------------------------------------------------------------------------------------------------------
                                                                    ADDITIONS

                                     BALANCE AT           (1)                  (2)                              BALANCE
   DESCRIPTION                       BEGINNING      CHARGED TO COSTS     CHARGED TO OTHER       DEDUCTIONS     AT END OF
                                     OF PERIOD        AND EXPENSES       ACCOUNTS-DESCRIBE        DESCRIBE       PERIOD
-----------------------------------------------------------------------------------------------------------------------------
                                                        (In Thousands)

YEAR ENDED DECEMBER 31, 1998
 Deducted from asset accounts:
  Allowance for doubtful accounts        $ 14,701       $  4,770             $      -            $  4,632 -A    $ 14,839

  Deferred tax valuation allowance          6,816          7,927                    -              (1,810)-B      12,969
                                                                                                       36 -C

Note A - Doubtful accounts charged off, net of recoveries
Note B - Effect of expiration of operating loss carryforward
Note C - Currency translation adjustments


----------------------------------------------------------------------------------------------------------------------------
              COL. A                    COL. B                         COL. C                        COL. D      COL. E
----------------------------------------------------------------------------------------------------------------------------
                                                                      ADDITIONS

                                        BALANCE AT          (1)                    (2)                             BALANCE
   DESCRIPTION                          BEGINNING     CHARGED TO COSTS       CHARGED TO OTHER       DEDUCTIONS    AT END OF
                                        OF PERIOD       AND EXPENSES         ACCOUNTS-DESCRIBE       DESCRIBE       PERIOD

----------------------------------------------------------------------------------------------------------------------------
                                                       (In Thousands)


YEAR ENDED DECEMBER 31, 1997
 Deducted from asset accounts:
  Allowance for doubtful accounts       $ 16,032      $  1,485               $      -              $ (2,816)-A    $ 14,701

  Deferred tax valuation allowance        12,589        (1,767)                     -                (2,064)-B       6,816
                                                                                                     (1,942)-C

Note A - Doubtful accounts charged off, net of recoveries
Note B - Effect of expiration of operating loss carryforward
Note C - Currency translation adjustments


----------------------------------------------------------------------------------------------------------------------------
              COL. A                    COL. B                         COL. C                        COL. D      COL. E
----------------------------------------------------------------------------------------------------------------------------
                                                                      ADDITIONS

                                        BALANCE AT          (1)                    (2)                             BALANCE
   DESCRIPTION                          BEGINNING     CHARGED TO COSTS       CHARGED TO OTHER       DEDUCTIONS    AT END OF
                                        OF PERIOD       AND EXPENSES         ACCOUNTS-DESCRIBE        DESCRIBE      PERIOD
----------------------------------------------------------------------------------------------------------------------------
                                                       (In Thousands)


YEAR ENDED DECEMBER 31, 1996
 Deducted from asset accounts:
  Allowance for doubtful accounts      $ 13,241            $  3,899             $      -           $ (1,108)-A     $ 16,032

  Deferred tax valuation allowance       15,953              (3,853)                   -                489 -B       12,589

Note A - Doubtful accounts charged off, net of recoveries
Note B - Currency translation adjustments

2)  EATON CORPORATION
    UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements have been prepared by Eaton's management. These financial statements reflect Eaton's acquisition of Aeroquip-Vickers, Inc. (A-V), and combine, for the indicated date or period, the historical consolidated financial statements of Eaton and A-V, using the purchase method of accounting.

The unaudited pro forma combined condensed balance sheet reflects adjustments as if the acquisition had occurred on December 31, 1998. The unaudited pro forma combined statement of income reflects adjustments as if the acquisition had occurred at the beginning of 1998.

The pro forma financial statements include preliminary estimates and assumptions which Eaton's management believes are reasonable. However, the pro forma results do not include any anticipated cost savings or other effects of the planned integration of Eaton and A-V. Therefore, the pro forma results are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

The pro forma financial statements have been prepared using the following facts and assumptions:

- Eaton acquires the common stock and common stock equivalents of A-V in exchange for a total cash payment of $1.623 billion.

- Eaton borrows $1.623 billion to finance the acquisition.

- The assets acquired and liabilities assumed of A-V are recorded at estimated fair values as determined by Eaton's management based on information currently available and on current tentative assumptions as to the future operations of A-V. Eaton will be obtaining independent appraisals of the fair values of the acquired property, plant and equipment, and identified intangible assets, and their remaining useful lives. Eaton will also be reviewing and determining the fair values of the other assets acquired and liabilities assumed. Accordingly, the allocation of the purchase price to the acquired assets and liabilities of A-V is subject to revision as a result of the final determination of appraised and other fair values.

As a result of the acquisition of A-V, Eaton will incur costs to
1) exit and consolidate activities at A-V and Eaton locations,
2) involuntarily terminate and relocate employees of A-V and Eaton and 3) integrate operating locations and other activities of A-V and Eaton (integration costs). Generally accepted accounting principles require that the A-V integration costs be reflected as assumed liabilities in the allocation of the purchase price of A-V to the net assets of A-V acquired. These same accounting rules require that Eaton integration costs be recorded as expense as incurred subsequent to the acquisition date. As a result, Eaton integration costs are not reflected in the pro forma financial statements.

The unaudited pro forma combined condensed balance sheet includes an adjustment to record 1) a current liability of $19 million for the estimated transaction costs related to the acquisition of A-V and
2) assumed liabilities of $64 million for estimated A-V integration costs based on Eaton's preliminary integration plan ($30 million as a current liability and $34 million as a long-term liability). As noted in public statements regarding the acquisition of A-V, Eaton has put in place a series of integration teams who are charged with formalizing the integration plans and restructuring opportunities for each of the A-V businesses. As Eaton is approaching this effort with the intent of minimizing disruption of the ongoing businesses and the external parties with whom they regularly interface, Eaton is determined to fully understand the major issues before proceeding with definitive action. Accordingly, at this juncture, the preliminary integration plan cannot yet be discussed with a great deal of specificity. In general terms, Eaton will be focusing on three key areas of integration: 1) manufacturing process and supply chain rationalization, including plant closings, 2) elimination of redundant administrative overhead and support activities, including the consolidation of administrative functions currently performed at A-V's world headquarters in Maumee, Ohio, and 3) restructuring and repositioning of the sales/marketing and research and development organizations to eliminate redundancies in these activities. Based on the preliminary integration plan, it is expected that A-V integration costs will approximate $33 million for employee severance and relocation, $28 million for manufacturing relocation and plant closings, and $3 million of other related costs. It is expected that a large portion of the actions currently being planned will be implemented within the next one to two years.

All aspects of Eaton's preliminary integration plan will be re-examined after the acquisition date. As a result, the estimated assumed liabilities of $64 million for A-V integration costs will be adjusted accordingly. Major unresolved issues in the evaluation of the integration plan include capacity of existing and acquired facilities to accomodate new manufacturing and administrative processes and also the appropriate positioning of the sales/marketing and research and development organizations to best serve customer needs. Adjustments of the $64 million of assumed liabilities related to estimated A-V integration costs will be included in the allocation of the aggregate purchase price of A-V, if the adjustment is determined within the purchase price allocation period (normally no longer than one year after the date of the acquisition). Adjustments of these estimated liabilities that are determined after the end of the purchase price allocation period will be 1) recorded as a reduction of net income, if the ultimate amount of the liability exceeds the estimate, or 2) recorded as a reduction of the excess of the purchase price of A-V over the net assets of A-V acquired, if the ultimate amount of the liability is below the estimate.

The pro forma results do not reflect a $3 million aftertax expense recorded by A-V in 1998 for the cumulative effect of an accounting change to charge to income previously deferred start-up costs for new facilities.

The pro forma financial statements should be read in conjunction with the historical consolidated financial statements, and related notes, of Eaton, incorporated by reference from its Amended 1998 Form 10-K dated April 22, 1999, and of A-V included in this Form 8-K.

Unaudited Pro Forma Combined Condensed Balance Sheet
December 31, 1998
(Millions of dollars)                      Historical         Pro
                                        ----------------    forma          Pro
                                                Aeroquip   adjust-       forma
                                        Eaton   -Vickers    ments     combined
                                        -----   --------   ------     --------
ASSETS
Current assets
  Cash                                 $   80     $   18                $   98
  Short-term investments                   42                               42
  Accounts receivable                     885        342                 1,227
  Inventories                             707        302   $   28 2a     1,037
  Deferred income taxes & other
   current assets                         268         52       12 2b
                                                                2 2l       334
                                        -----      -----    -----        -----
                                        1,982        714       42        2,738

Property, plant & equipment             1,837        548       82 2c     2,467
Identified intangible assets              214                 289 2d       503
Excess of cost over net assets of
  businesses acquired                   1,025        125     (125)2e
                                                              968 2n     1,993
Deferred income taxes & other assets      607         72       (5)2f       674
                                        -----      -----    -----        -----
                                       $5,665     $1,459   $1,251       $8,375
                                        =====      =====    =====        =====

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt & current portion
   of long-term debt                   $  333     $  103   $  923 (1)   $1,359
  Accounts payable & other current
   liabilities                          1,183        338       49 2g
                                                               (4)2h     1,566
                                        -----      -----    -----        -----
                                        1,516        441      968        2,925

Long-term debt                          1,191        278      700 (1)
                                                               22 2i     2,191
Postretirement benefits other than
  pensions                                557        122      (19)2j       660
Deferred income taxes & other
  liabilities                             344         49       34 2k
                                                              115 2l       542
Shareholders' equity
  A-V                                                569     (569)2m         0
  Eaton                                 2,057                            2,057
                                        -----      -----    -----        -----
                                       $5,665     $1,459   $1,251       $8,375
                                        =====      =====    =====        =====
See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

The pro forma adjustments to give effect to Eaton's acquisition of A-V, and the estimated purchase price allocation at December 31, 1998, are as follows:

1) The borrowing by Eaton of $1.623 billion to finance the acquisition price. Of these borrowings, $700 million are classified on the balance sheet as long-term debt because Eaton has issued $200 million of notes payable due in 2000 and intends, and has the ability under a new $500 million five-year revolving credit agreement entered into during April 1999, to refinance this amount of debt on a long-term basis.

2) The allocation of the aggregate purchase price of A-V, and the recognition of the excess of the purchase price over the estimated fair value of net assets of A-V acquired, is a follows (in millions):

                                               Adjustments
                                               -----------
2a  Adjust acquired inventories to estimated
    fair value                                      $   28

2b  Adjust acquired pension assets for certain
    overfunded pension plans to estimated
    fair value                                          12

2c  Adjust acquired property, plant and
    equipment to estimated fair value                   82

2d  Record acquired identified intangible
    assets at estimated fair value                     289

2e  Eliminate the excess of cost over net
    assets acquired related to A-V's
    acquisitions of businesses in prior years         (125)

2f  Eliminate deferred financing costs of A-V           (5)

2g  Record estimated current liabilities of $30
    million related to post-acquisition integration
    of A-V's locations, employees, and other
    costs, and $19 million of transaction
    costs related to the acquisition                   (49)

2h  Adjust acquired pension liability for
    certain underfunded pension plans to
    estimated fair value                                 4

2i  Adjust acquired long-term debt to reflect
    Eaton's current interest rates                     (22)

2j  Adjust acquired liability for post-
    retirement benefits other than pensions
    to estimated fair value                             19

2k  Record estimated long-term liabilities
    related to post-acquisition integration
    of A-V's locations, employees, and other
    costs                                              (34)

2l  Record deferred income taxes for the above
    adjustments, except for adjustment 2e
    which is nontaxable, assuming a 35%
    income tax rate                                   (113)

2m  Eliminate shareholders' equity of A-V
    prior to pro forma adjustments                     569

2n  Record preliminary estimate of excess of
    cost over net assets of A-V acquired               968
                                                     -----
    Purchase price                                  $1,623
                                                     =====

Unaudited Pro Forma Combined Statement of Income
Year Ended December 31, 1998
(Millions of dollars except for per share amounts)

                                           Historical         Pro
                                        ----------------    forma          Pro
                                                Aeroquip   adjust-       forma
                                        Eaton   -Vickers    ments     combined
                                        -----   --------    -----     --------
Net sales                              $6,625     $2,150                $8,775

Costs & expenses
  Cost of products sold                 4,759      1,620   $   32 1a
                                                                1 1b
                                                                8 1c
                                                               (2)1d
                                                               (5)1e
                                                               12 1f
                                                               24 1g     6,449
  Selling & administrative              1,050        272                 1,322
  Research & development                  334         72      (32)1a       374
                                        -----      -----    -----        -----
                                        6,143      1,964       38        8,145
                                        -----      -----    -----        -----
Income from operations                    482        186      (38)         630

Other income (expense)
  Interest expense-net                    (88)       (27)     (99)1h
                                                                1 1i      (213)
  Gain on sale of businesses               43                               43
  Other-net                                48        (12)                   36
                                        -----      -----    -----        -----
                                            3        (39)     (98)        (134)
                                        -----      -----    -----        -----
Income before income taxes                485        147     (136)         496
Income taxes                              136         47      (41)1j       142
                                        -----      -----    -----        -----
Net income                             $  349     $  100   $  (95)      $  354
                                        =====      =====    =====        =====

Net income per Common Share (1k) -
  Assuming dilution                    $ 4.80                           $ 4.87
  Basic                                  4.89                             4.96

Average number of Common Shares
  outstanding (in millions) -
     Assuming dilution                   72.7                             72.7
     Basic                               71.4                             71.4

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

The pro forma adjustments to give effect to Eaton's acquisition of A-V, and the estimated purchase price allocation for the year ended December 31, 1998, are as follows (in millions):

1a Reclassify engineering expenses of A-V to cost of products sold to be consistent with Eaton's accounting policy

1b Adjust expense for acquired pensions and postretirement benefits other than pensions of A-V to reflect Eaton's current actuarial assumptions

1c Depreciate the write-up of acquired property, plant and equipment to estimated fair value over 10 years

1d Eliminate amortization of certain costs, principally start-up activities, deferred by A-V

1e Eliminate amortization of the excess of cost over net assets acquired related to A-V's acquisitions of businesses in prior years

1f Amortize the estimated fair value of acquired identified intangible assets over 25 years

1g Amortize the excess of the purchase price of A-V over the estimated fair value of net assets acquired over 40 years

1h Record additional interest expense related to $1.623 billion increase in debt to fund the acquisition (assumed interest rate 6.1%)

1i  Amortize adjustment of acquired long-term debt to reflect
    Eaton's current interest rates

1j Record the income tax effect of the above adjustments, except for adjustments 1e and 1g which are nontaxable, assuming a 35% income tax rate

1k Pro forma net income per Common Share is computed by dividing net income by the average number of Common Shares outstanding.

                           Exhibit 23

                  Consent of Independent Auditors

We consent to the use of our report dated January 27, 1999, with respect to the consolidated financial statements and schedule of Aeroquip-Vickers, Inc. and subsidiaries included in the Current Report on Form 8-K dated April 22, 1999 of Eaton Corporation.


                                            /s/ Ernst & Young, LLP

Toledo, Ohio
April 22, 1999

                             Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation
                                       -----------------

                                       /s/ Billie K. Rawot
                                       -----------------------------
                                       Billie K. Rawot
                                       Vice President and Controller
                                       Principal Accounting Officer

Date:  April 22, 1999